Free Writing Prospectus

Filed Pursuant to Rule 433

Filed March 13, 2015

Registration Statement No. 333-201577

Free Writing Prospectus dated March 13, 2015

$1,012,000,000 Fixed Rate Asset-Backed Notes

GM Financial Automobile Leasing Trust 2015-1

Issuing Entity

GMF Leasing LLC

Depositor

Sponsor and Servicer

The depositor has prepared a preliminary prospectus supplement, dated March 13, 2015, to the prospectus, dated March 13, 2015, which describes the notes to be issued by the issuing entity. You should review the preliminary prospectus supplement and the prospectus in their entirety before deciding to purchase any of the notes.

Ratings

The notes must receive at least the following ratings from Fitch Inc., d/b/a Fitch Ratings, or Fitch, and Moody’s Investors Service, Inc., or Moody’s, in order to be issued.

	Fitch	Moody’s
Class A-1 Notes	F1+(sf)	P-1(sf)
Class A-2 Notes	AAA(sf)	Aaa(sf)
Class A-3 Notes	AAA(sf)	Aaa(sf)
Class A-4 Notes	AAA(sf)	Aaa(sf)
Class B Notes	AA(sf)	Aa2(sf)
Class C Notes	A(sf)	A2(sf)
Class D Notes	BBB(sf)	Baa2(sf)

Joint Bookrunners

Deutsche Bank Securities	Goldman, Sachs & Co.	J.P. Morgan

Co-Managers solely with respect to the Class A Notes

Citigroup	Credit Agricole Securities	RBS	Wells Fargo Securities

The depositor has filed a registration statement (including a prospectus supplement and prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling 1-800-503-4611.